Exhibit (a)(5)(C)

Following is a summary of your Hewitt Class B shares as of February 4, 2005 and a computation of additional shares available to participate in Hewitt’s tender offer. The release of shares from sales restrictions of 1% per week is computed through March 7, 2005 and these shares may also be tendered to the extent you have not sold them in the interim. We have only shown sales of released shares through February 4, 2005, so you will need to take into account any sales after that date in figuring out how many shares you wish to tender.

[Owners Name]	Shares
Capital, Real Estate, Sageo Shares
Goodwill Shares
Original Total Shares
Allocation of Available Forfeitures 2003
Allocation of Available Forfeitures 2004
Assignments
Revised Total Shares

Less
Sold in 2003 Secondary and Green Shoe
Sold in First 2004 Rule 144 Sale
Sold in Second 2004 Rule 144 Sale
Forfeiture
Gifts to Charities
1% Share Releases, Oct 2004 – Mar 7, 2005
Subtract 50% of Goodwill Shares (Actives)
Total “Vested” Non-Released Shares

Shares Available for Tender (Lesser of A or B)
A. 50% of Original Total Shares
B. Total “Vested” Non-Released Shares

Additional Shares Available for Tender		“Item X”

Computation of Released Shares through March 7, 2005
1% Share Releases, Oct-Dec 2004 (6)
Subtract Released Shares Sold, Oct-Dec
1% Share Releases, Jan 3 – Mar 7, 2005 (10)
Subtotal Available Shares
Released Shares Sold Feb 7-March 11, 2005
Released Shares Available for Tender		“Item Y”

As you look at this information, the maximum number of shares you may tender is the sum of Item X and Item Y. Of course, you need to take into account any shares you sell from February

4 through March 11 in computing Item Y. We will assume that shares in Item X are tendered first.

If you make a tender greater than the maximum number of shares available to you, your tender will be rejected. Smith Barney will attempt to monitor tenders and sales of released shares but cannot guarantee that they will catch any tenders that are rendered invalid by sales of shares.

Talk to your Financial Consultant at Smith Barney for up-to-date share information. Contact the Information Agent, Georgeson Shareholder Communication Services, if you have questions about completing the tender offer documents or changing a tender document already sent in.

THE HEWITT ASSOCIATES BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER AND THE FORE HOLDINGS LLC EXECUTIVE COMMITTEE HAS AUTHORIZED A PARTIAL RELEASE OF TRANSFER RESTRICTIONS TO ALLOW B AND C STOCKHOLDERS THE OPPORTUNITY TO MORE FULLY PARTICIPATE IN THE OFFERING. HOWEVER, NEITHER HEWITT ASSOCIATES, NOR ITS BOARD OF DIRECTORS, NOR FORE HOLDINGS, NOR ITS EXECUTIVE COMMITTEE MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SHARES, HOW MANY SHARES TO TENDER, AND THE PRICE AT WHICH TO TENDER SHARES. YOU SHOULD CAREFULLY READ THE MATERIALS SENT TO YOU DESCRIBING THE OFFER TO PURCHASE SHARES.

Although we have tried to furnish you fully accurate information about your stockholdings, your own verification of the numbers is important, especially regarding shares sold. Please contact us right away about any discrepancies.